Exhibit 10.15

THIS USE OF SPACE AND ADMINISTRATIVE SERVICES AGREEMENT, is dated December     , 2017, and is effective as of the Effective Date (defined below), by and between RIZK VENTURES LLC a Delaware limited liability company (“Service Provider”), and WORKSPACE PROPERTY TRUST, a Maryland real estate investment trust (“Service Recipient”).

WHEREAS, Service Provider currently leases office space located at 570 Lexington Avenue, Suite 2600, New York, NY 10022;

WHEREAS, Service Provider has the resources and capacity to provide office space and certain secretarial and general administrative services to Service Recipient (as more specifically described in Section 1.1., collectively, the “Administrative Services”);

WHEREAS, the executive officers of the Service Recipient desire to use the offices of the Service Provider when conducting the business of the Service Recipient in the City of New York; and

WHEREAS, Service Provider is willing to provide or arrange for the provision of the Administrative Services to the Service Recipient, all upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.                                      Services.

1.1                               During the Term (defined below) and upon the terms and conditions set forth herein, Service Provider shall provide such Administrative Services to Service Recipient as reasonably requested by Service Recipient, including, but not limited to (i) office space; (ii) secretarial services and administrative support; (iii) employee benefits, human resources and payroll services; (iv) financial and operations services; (v) accounting services; (vi) hardware and equipment; (vii) communication and data facilities; and (xii) miscellaneous services as the parties may reasonably agree.

1.2                               Service Provider shall use that degree of skill, care and diligence in the performance of the Administrative Services hereunder that (i) a reasonable person would use acting in like circumstances in accordance with industry standards and all applicable laws and regulations, and (ii) is no less than that exercised by Service Provider with respect to comparable services that it performs on its own behalf.

1.3                               Service Provider and Service Recipient shall cooperate with each other in all reasonable respects in matters relating to the provision and receipt of the Administrative Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each party to perform their respective obligations hereunder.

2.                                      Term.

2.1                               This agreement shall become effective November 1, 2017, subject to ratification and approval by the Board of Trustees of Service Recipient, as such Board of Trustees is constituted after the consummation of the Service Provider’s anticipated initial public offering.

2.2                               The term of this Agreement shall commence on the Effective Date and shall remain in effect for a three year period (the “Initial Term”). Thereafter, this Agreement shall be renewed automatically for successive one year terms (the “Extended Term”, and together with the Initial Term, the “Term”), unless either party shall give written notice to the other party at least 60 days before the end of the Initial Term or the then current Extended Term, as the case may be, of its desire to terminate this Agreement, in which event this Agreement shall end on the last day of the Initial Term or the then current Extended Term, as the case may be.

3.                                      License to Share Space.

3.1                               During the Term and for so long only as the parties are permitted by the terms of any lease, license or other arrangement, Service Recipient may along with Service Provider share the occupation of the whole or any part of Service Provider’s offices (“Office”) for any and all purposes permitted under the lease agreement pursuant to which Service Provider occupies the Office.  The space to be shared by the Service Recipient and Service Provider may be agreed between them in writing, but may be expanded or contracted if and as agreed by the parties from time to time.

4.                                      Fees and Expenses.

4.1                               In consideration for the provision of the Administrative Services, the Service Recipient shall pay Service Provider an annual fee equal to Two Hundred Thousand Dollars ($200,000.00) (the “Fee”).  The Fee shall be payable in equal monthly installments commencing on the first day of the month after the Effective Date. In addition, Service Recipient shall promptly reimburse Service Provider for all documented out-of-pocket expenses incurred by Service Provider for the benefit of Service Recipient.

5.                                      Miscellaneous.

5.1                               This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. The courts of the State of New York in New York County, and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over any dispute or controversy arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties hereby submits to the jurisdiction of those courts.  This Agreement shall not be modified, amended or supplemented except by a written agreement signed by the parties hereto. This Agreement may be executed in any number of counterparts (and by facsimile), each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, electronic portable document format (PDF) file or other means of electronic transmission will be as effective as delivery of a manually executed counterpart to this Agreement

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned on the day and year first written above.

RIZK VENTURES LLC,
a Delaware limited liability company

By:
Name:	Thomas A. Rizk
Title:	Chief Executive Officer

WORKSPACE PROPERTY TRUST,
a Maryland real estate investment trust

By:
Name:	Roger W. Thomas
Title:	President and Chief Operating Officer